Protective Insurance Corporation                                                                                                                                                                                                                                                                                                                                                                            August 8, 2018
Unaudited Second Quarter Financial Statements                                                                                                                                                                                                                                                                                                                    Investor Contact:  William Vens
                                                                                                                                                                                                                                                investors@protectiveinsurance.com
                                                                                                                                                      (317) 429-2554

PROTECTIVE INSURANCE CORPORATION ANNOUNCES RESULTS FOR THE QUARTER AND SIX MONTHS
Carmel, Indiana, August 8, 2018—Protective Insurance Corporation (formerly Baldwin & Lyons, Inc.) (NASDAQ: PTVCA, PTVCB) today reported results for the second quarter and first six months of 2018.  The Company produced second quarter net income of $2.5 million, or $0.17 per share, which compares to a net loss of $12.3 million, or $0.82 per share, for the prior year's second quarter.  For the first six months of 2018, net income totaled $2.8 million, or $0.19 per share, which compares to a net loss of $5.6 million, or $0.37 per share, for the prior year period.

●	Gross premiums written increased 19.5% for the second quarter of 2018 compared to the prior year and 27.1% during the first six months of 2018 compared to the prior year.
●	Net investment income increased 22.9% for the second quarter of 2018 compared to the prior year and 24.1% during the first six months of 2018 compared to prior year

●	Combined ratio of 99.4% for the second quarter of 2018 and 99.6% for the first six months of 2018.

Net premiums earned for the second quarter of 2018 increased 64.6% to $111.9 million compared to the prior year period.  Of the 64.6% increase in net premiums earned, 23.7% is a result of continued growth in the Company's commercial automobile and workers' compensation products, in both our retail and program distribution channels.  The remainder of the increase in net premiums earned is attributable to changes in the Comany's reinsurance structure.  For the first six months of 2018, net premiums earned increased 53.1% to $217.4 million compared to the prior year period.  Of the 53.1% increase in net premiums earned, 27.2% is a result of the Company's continued growth as discussed above with the remainder attributable to the previously mentioned changes in the Company's reinsurance structure.
Gross premiums written for the second quarter of 2018 increased 19.5% to $142.3 million compared to $119.0 million written during the prior year period.  As with net premiums earned, the increases were primarily driven by continued growth in the Company's commercial automobile and workers' compensation products in both our retail and program distribution channels.  Gross premiums written for the first six months of 2018 increased 27.1% to $291.1 million compared to $229.0 written during the 2017 period, reflecting growth impacts similar to those experienced during the second quarter.
Net investment income for the second quarter of 2018 increased 22.9% to $5.8 million compared to $4.7 million in the prior year period.  The increase reflects higher interest rates, leading to higher reinvestment yields for our short-duration fixed income portfolio and an increase in average funds invested resulting from positive cash flow. Our fixed income investment portfolio continues to emphasize shorter-duration instruments. If there was a hypothetical increase in interest rates of 100 basis points, the price of our bonds at June 30, 2018 would be expected to fall by approximately 2.6%.  Credit quality remains high with a weighted average rating of A+, including cash.  For the first six months of 2018, net investment income increased 24.1% to $10.4 million, compared to $8.4 million in 2017, reflecting investment impacts similar to those experienced during the second quarter.

Underwriting operations produced a combined ratio of 99.4% during the second quarter of 2018 compared to a combined ratio of 142.9% for the prior year period.  For the second quarter of 2018, prior accident year loss development was favorable at $0.1 million.  The main driver of the lower loss ratio for the second quarter of 2018 when compared to 2017 is a significant reserve strengthening, predominately for accident years 2015 and prior, which took place during the second quarter of 2017.  For the first six months of 2018, the combined ratio was 99.6%, which compares to a combined ratio of 120.4% for the 2017 period with the difference due mainly to the 2017 second quarter reserve strengthening mentioned above.  Prior year loss development was favorable at $1.7 million for the 2018 period.
Premium growth is continuing to have a favorable impact on our expense ratio, consistent with our stated strategy to leverage the Company's fixed expense base to improve the expense ratio over time.  The 5.0% decline in the expense ratio during the first six months of 2018 when compared to 2017 reflects this fixed expense leverage as well as the reduction in net premiums earned during the second quarter 2017 from reinsurance related impacts noted above.  Favorable prior accident year loss development from the workers' compensation product also positively impacted the expense ratio due to increased ceding commission income from prior year contingent reinsurance contracts.
Book value per share as of June 30, 2018 was $27.14, a decrease of $0.24 per share during the second quarter, after the payment of cash dividends to shareholders totaling $0.28 per share.  While book value per share was reduced by the dividend ($0.28 per share) and investment losses and other impacts ($0.40 per share), income from core business operations increased book value by $0.44 per share during the second quarter of 2018.  For the first six months of 2018, book value per share decreased $0.69 after the payment of cash dividends to shareholders totaling $0.56 per share.  While book value per share was reduced by the dividend ($0.56 per share) and investment losses and other impacts ($0.89 per share), income from core business operations increased book value by $0.76 per share during the first six months of 2018.
The Company's net income (loss), determined in accordance with U.S. generally accepted accounting principles (GAAP) includes items that may not be indicative of ongoing operations. The following table reconciles income (loss) before federal income taxes (benefits) to underwriting income (loss), a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.
	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017

Income (loss) before federal income taxes (benefits)	$3,057	$(21,180)	$3,371	$(11,002)
Less: Net realized gains on investments	915	2,565	1,290	3,573
Less: Net unrealized gains (losses) on equity securities and limited partnership invesments	(4,350)	731	(9,258)	6,017
Income (loss) from core business operations	$6,492	$(24,476)	$11,339	$(20,592)
Less: Net investment income	5,796	4,716	10,432	8,408
Underwriting income (loss)	$696	$(29,192)	$907	$(29,000)

Income from core business operations, before federal income taxes, was $6.5 million for the second quarter of 2018 compared to a loss from core business operations, before federal income tax benefits, of $24.5 million during the second quarter of 2017.  For the first six months of 2018, income from core business operations, before federal income taxes, totaled $11.3 million compared to a loss from core business operations, before federal income tax benefits, of $20.6 million during the 2017 period.
The Company's management uses the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income before federal income taxes excluding pre-tax realized and unrealized investment gains and losses.  This financial measure is used to evaluate the Company's performance because the recognition of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends.
The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to the Company's GAAP underwriting results.
During the second quarter of 2018, the Company reallocated approximately $20 million of equity securities into short-duration treasuries. This reallocation was consistent with investment activity during the first quarter and, for the first six months of 2018, approximately $74 million of equity securities was reallocated to short duration treasuries. These equity sales further solidified the conservative nature of our high quality, short duration investment portfolio; opportunistically utilized the new lower corporate tax rate of 21%, which was beneficial given the low tax basis of many of these equity positions; and were accretive to income, given the increase in yields at the shorter end of the yield curve.
Recently Adopted Accounting Standard
Accounting guidance for recognizing the mark-to-market change in our equity investments portfolio was revised in 2018 under FASB ASU 2016-01: Recognition and Measurement of Financial Assets and Financial Liabilities. As a result of the Company adopting this accounting standard update, effective January 1, 2018, equity portfolio investments are measured at fair value (i.e. marked-to-market) and any changes in fair value are recognized in net income through the Income Statement.  Previously, the Company's equity portfolio securities, excluding those held within limited partnerships, were classified as available-for-sale and changes in fair value were recorded in other comprehensive income on the Balance Sheet.
Upon adoption of this ASU, cumulative net unrealized gains on equity securities of $71.0 million, ($46.2 million net of tax), were reclassified within the equity section of the Balance Sheet from accumulated other comprehensive income to retained earnings.  This adjustment had no overall impact on shareholders' equity, however since these net unrealized gains are now included within retained earnings, they will not appear as realized gains on the Income Statement when sold.  During the second quarter of 2018, we sold $27.8 million in equity securities resulting in a realized gain of $10.0 million and during the first six months of 2018, we sold $87.6 million in equity securities resulting in a realized gain of $45.1 million. Since the majority of this gain was already included in retained earnings on the Balance Sheet, that portion already included in retained earnings was not recognized within realized gains on the Income Statement.

Conference Call Information:
Protective Insurance Corporation has scheduled its quarterly conference call for Wednesday, August 8, 2018, at 11:00 AM EST to discuss results for the second quarter ended June 30, 2018.
To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through August 15, 2018 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13681025.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company's web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until February 8, 2019. The webcast may be accessed directly at: http://public.viavid.com/index.php?id=130200.
Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q but do not include all of the information and footnotes as disclosed in the Company's annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.
Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	June 30	December 31
	2018	2017
Assets
Investments [1]:
Fixed maturities ($582,068)	$576,388	$521,853
Equity securities	125,407	201,763
Limited partnerships, at equity	65,442	70,806
Short-term [2]	1,000	1,000
	768,237	795,422
Cash and cash equivalents	75,952	64,680
Restricted cash and cash equivalents	6,853	4,033
Accounts receivable	108,145	87,551
Reinsurance recoverable	326,346	318,331
Other assets	102,736	80,061
Current federal income taxes	1,626	6,938
	$1,389,895	$1,357,016

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$716,281	$680,274
Reserves for unearned premiums	65,535	53,085
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	178,612	170,488
Deferred federal income taxes	2,232	14,358
	982,660	938,205
Shareholders' equity:
Common stock-no par value	640	642
Additional paid-in capital	55,745	55,078
Unrealized net gains (losses) on investments	(4,487)	46,700
Retained earnings	355,337	316,391
	407,235	418,811
	$1,389,895	$1,357,016

Number of common and common
equivalent shares outstanding	15,002	15,047
Book value per outstanding share	$27.14	$27.83

[1] 2018 cost in parentheses
[2] Approximates cost

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
Revenues
Net premiums earned	$111,940	$67,996	$217,402	$141,971
Net investment income	5,796	4,716	10,432	8,408
Commissions and other income	2,263	1,400	4,076	2,380
Net realized gains on investments, excluding impairment losses	915	2,565	1,290	3,573
Other-than-temporary impairment losses on investments	-	-	-	-
Net unrealized gains (losses) on equity securities and limited partnership investments	(4,350)	731	(9,258)	6,017
Net realized and unrealized gains (losses) on investments	(3,435)	3,296	(7,968)	9,590
	116,564	77,408	223,942	162,349
Expenses
Losses and loss expenses incurred	77,488	71,754	149,787	120,353
Other operating expenses	36,019	26,834	70,784	52,998
	113,507	98,588	220,571	173,351
Income (loss) before federal income tax expense (benefit)	3,057	(21,180)	3,371	(11,002)
Federal income tax expense (benefit)	570	(8,837)	554	(5,414)
Net income (loss)	$2,487	$(12,343)	$2,817	$(5,588)

Per share data - diluted:
Income (loss) before net gains (losses) on investments	$.35	$(.96)	$.61	$(.78)
Net gains (losses) on investments	(.18)	.14	(.42)	.41
Net income (loss)	$.17	$(.82)	$.19	$(.37)

Dividends	$.28	$.27	$.56	$.54

Reconciliation of shares outstanding:
Average shares outstanding - basic	15,014	15,122	15,012	15,122
Dilutive effect of share equivalents	9	-	9	-
Average shares outstanding - diluted	15,023	15,122	15,021	15,122

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30
	2018	2017

Net cash provided by operating activities	$24,674	$23,164

Investing activities:
Purchases of available-for-sale investments	(215,226)	(231,601)
Purchases of limited partnership interests	(450)	-
Proceeds from sales or maturities
of available-for-sale investments	227,554	221,818
Purchase of insurance company-owned life insurance	(10,000)	-
Distributions from limited partnerships	369	15,398
Other investing activities	(2,682)	(2,954)
Net cash provided by (used in) investing activities	(435)	2,661
Financing activities:
Dividends paid to shareholders	(8,456)	(8,174)
Repurchase of common shares	(1,280)	-
Net cash used in financing activities	(9,736)	(8,174)

Effect of foreign exchange rates on cash and cash equivalents	(411)	453

Increase in cash, cash equivalents and restricted cash	14,092	18,104
Cash, cash equivalents and restricted cash at beginning of period	68,713	62,976
Cash, cash equivalents and restricted cash at end of period	$82,805	$81,080

Financial Highlights (unaudited)
Protective Insurance Corporation and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017

Annualized
Book value per share beginning of period	$27.38	$27.34	$27.83	$26.81
Book value per share end of period	27.14	26.50	27.14	26.50
Change in book value per share	$(0.24)	$(0.84)	$(0.69)	$(0.31)
Dividends paid	0.28	0.27	0.56	0.54
Total value creation [1]	0.6%	(8.3%)	(0.9%)	1.7%

Return on average shareholders' equity:
Net operating income (loss)	4.0%	(15.8%)	4.1%	(6.5%)
Net income (loss)	2.4%	(13.5%)	1.4%	(3.1%)

Loss and LAE expenses incurred	$77,488	$71,754	$149,787	$120,353
Net premiums earned	111,940	67,996	217,402	141,971
Loss and LAE ratio	69.2%	105.5%	68.9%	84.8%

Other operating expenses	$36,019	$26,834	$70,784	$52,998
Less: Commissions and other income	2,263	1,400	4,076	2,380
Other operating expenses, less commission and other income	$33,756	$25,434	$66,708	$50,618
Net premiums earned	111,940	67,996	217,402	141,971
Expense ratio	30.2%	37.4%	30.7%	35.7%

Combined ratio [2]	99.4%	142.9%	99.6%	120.4%

Gross premiums written	$142,270	$119,007	$291,093	$229,035
Net premiums written	114,254	72,707	227,688	150,237

[1] Total Value Creation equals change in book value plus dividends paid, divided by beginning book value. Quarterly and year-to-date amounts have been annualized.
[2] The combined ratio is calculated as ratio of losses and loss expenses incurred, plus other operating expenses, less commission and other income to net premiums earned.